Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Fourth Quarter 2024 Results

•	The Company’s tier one leverage and risk-based capital ratios were 11.68% and 28.96%, respectively, and the Company is considered to be “well-capitalized” at December 31, 2024.

•	Ratio of non-performing assets to total assets of 0.09% at December 31, 2024.

Honolulu, Hawaii, January 31, 2025- Territorial Bancorp Inc. (NASDAQ: TBNK) (the Company), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, reported a net loss of $1.72 million, or $0.20 per diluted share, for the three months ended December 31, 2024. Results reflect $1.53 million of pre-tax merger-related expenses.

The Board of Directors approved a dividend of $0.01 per share. The dividend is expected to be paid on February 28, 2025, to stockholders of record as of February 14, 2025.

Hope Bancorp, Inc. Merger Agreement

As previously announced in a joint news release issued April 29, 2024, Hope Bancorp, Inc. (NASDAQ: HOPE) (Hope Bancorp) and the Company signed a definitive merger agreement.  Under the terms of the merger agreement, Company stockholders will receive a fixed exchange ratio of 0.8048 share of Hope Bancorp common stock in exchange for each share of Company common stock they own, in a 100% stock-for-stock transaction valued at approximately $78.60 million, based on the closing price of Hope Bancorp’s common stock on April 26, 2024. The transaction is intended to qualify as a tax-free reorganization for Territorial stockholders.

Upon completion of the transaction, Hope Bancorp intends to maintain the Territorial franchise in Hawaii and preserve the 100-plus year legacy of the Territorial Savings Bank brand name, culture and commitment to the local communities. The branches will continue to do business under the Territorial Savings Bank brand, as a trade name of Bank of Hope.

The transaction is subject to regulatory approvals and the satisfaction of other customary closing conditions.

Interest Income

Net interest income decreased by $2.21 million for the three months ended December 31, 2024, compared to the three months ended December 31, 2023. Total interest income was $17.91 million for the three months ended December 31, 2024, compared to $17.69 million for the three months ended December 31, 2023. The $217,000 increase in total interest income was primarily due to a $274,000 increase in interest earned on loans and a $245,000 increase in interest earned on other investments. The $274,000 increase in interest income on loans resulted from a 14 basis point increase in the average loan yield, partially offset by a $20.63 million decrease in the average loan balance. The increase in interest income on other investments is primarily due to a $28.86 million increase in the average cash balance with the Federal Reserve Bank of San Francisco (FRB), offset by a 45 basis point decrease in the average interest rate paid on cash balances. The increases in interest income on loans and other investments during the quarter were partially offset by a $302,000 decrease in interest on investment securities, which occurred because of a $40.21 million decrease in the average securities balances.

Interest Expense and Provision for Credit Losses

As a result of prolonged increases in short-term interest rates, total interest expense increased by $2.42 million for the three months ended December 31, 2024, compared to the three months ended December 31, 2023. Interest expense on deposits increased by $2.51 million for the three months ended December 31, 2024, primarily due to an increase in interest expense on certificates of deposit (CD) and savings accounts. Interest expense on CDs rose by $1.61 million for the three months ended December 31, 2024, due to a 17 basis point increase in the average cost of CDs and a $132.90 million increase in the average CD balance. Interest expense on savings accounts rose by $892,000 for the three months ended December 31, 2024, due to a 58 basis point increase in the average cost of savings accounts which was partially offset by a $72.23 million decrease in the average balance. The increase in the average cost of CDs and savings accounts occurred as interest rates were raised in response to the increases in market interest rates over that period. The increase in the average balance of CDs and the decrease in the average balance of savings accounts occurred as customers transferred balances from lower rate savings accounts to higher rate CDs. Interest expense on Federal Home Loan Bank (FHLB) borrowings declined by $285,000 for the three months ended December 31, 2024, as the Company paid off $82.00 million in advances from the FHLB during 2024. Interest expense on Federal Reserve Bank (FRB) borrowings rose by $230,000 for the three months ended December 31, 2024, as the Company obtained a $50.00 million advance from the FRB in the fourth quarter of 2023 to enhance the Company’s liquidity and to fund deposit withdrawals. The FRB advances were paid off during the three months ended December 31, 2024.

The Company had a $51,000 provision for credit losses for the three months ending December 31, 2024, compared to a $144,000 provision for the three months ending December 31, 2023. The decrease in the provision for credit losses was due to a decrease in the mortgage loan portfolio, which was partially offset by an increase in provision related to growth in the consumer loan portfolio.

Noninterest Income

Noninterest income increased by $139,000 for the three months ended December 31, 2024 compared to the three months ended December 31, 2023, primarily due to a $129,000 decrease in pension expenses related to an increase in the return on the pension plan’s assets.

Noninterest Expense

Noninterest expense increased by $1.42 million for the three months ended December 31, 2024, compared to the three months ended December 31, 2023, primarily due to a $1.34 million increase in general and administrative expenses. General and administrative expenses included $1.53 million of merger-related legal and consulting expenses. Federal Deposit Insurance Corporation (FDIC) premium expense rose by $141,000 for the quarter because of an increase in the FDIC insurance premium rates. The increase in other general and administrative expenses and FDIC premiums was offset by a $170,000 decrease in occupancy expense during the quarter. The decrease was due to a one-time reversal of a previously accrued charge.

Income Taxes

Income tax benefit for the three months ended December 31, 2024 was $1.28 million with an effective tax rate of (42.53)% compared to income tax expense of $61,000 with an effective tax rate of 15.44% for the three months ended December 31, 2023. The change from income tax expense to income tax benefit was primarily due to a $3.40 million change in net operating income during the quarter.

Balance Sheet

Total assets were $2.17 billion at December 31, 2024 and $2.24 billion at December 31, 2023. Investment securities, including available for sale securities, decreased by $41.74 million to $664.16 million at December 31, 2024 from $705.90 million at December 31, 2023. The decrease in investment securities occurred because of principal repayments on mortgage-backed securities. Loans receivable decreased by $21.89 million to $1.29 billion at December 31, 2024 from $1.31 billion at December 31, 2023. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Cash and cash equivalents decreased by $3.14 million to $123.52 million at December 31, 2024 from $126.66 million at December 31, 2023 due to repayments of advances from the FHLB, FRB and repurchase agreements, which were offset by increases in deposits and principal repayments on mortgage-backed securities and on loans receivable.

Deposits increased by $81.06 million from $1.64 billion at December 31, 2023 to $1.72 billion at December 31, 2024. The increase in deposits is primarily due to deposits from state and local governments. The increase in deposits was used with principal repayments on mortgage-backed securities and loans receivable to pay off $82.00 million of maturing FHLB advances, $50.00 million of FRB advances and $10.00 million of repurchase agreements.

Asset Quality

Credit quality continues to be extremely important as the Company adheres to its strict underwriting standards. The Company had $1.22 million in delinquent mortgage loans 90 days or more past due at December 31, 2024, compared to $227,000 at December 31, 2023. Non-performing assets totaled $1.93 million at December 31, 2024, compared to $2.26 million at December 31, 2023. The ratio of non-performing assets to total assets was 0.09% at December 31, 2024, compared to 0.10% at December 31, 2023. The allowance for credit losses was $5.11 million at December 31, 2024, compared to $5.12 million at December 31, 2023, representing 0.40% of total loans at December 31, 2024, compared to 0.39% of total loans at December 31, 2023. The ratio of the allowance for credit losses to non-performing loans was 264.56% at December 31, 2024, compared to 226.59% at December 31, 2023.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements

This earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	factors related to the proposed transaction with Hope Bancorp, including the receipt of regulatory approvals, and other customary closing conditions;

•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer demand, spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	the timing and amount of revenues that we may recognize;

•	the value and marketability of collateral underlying our loan portfolios;

•	our ability to retain key employees;

•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•	technological change that may be more difficult or expensive than expected;

•	the ability of third-party providers to perform their obligations to us;

•	the ability of the U.S. Government to manage federal debt limits;

•	the quality and composition of our investment portfolio;

•	the effect of any pandemic disease, natural disaster, war, act of terrorism, accident or similar action or event;

•	changes in market and other conditions that would affect our ability to repurchase our common stock; and

•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Interest income:
Loans	$12,280	$12,006	$48,820	$47,043
Investment securities	4,104	4,406	16,857	17,918
Other investments	1,524	1,279	6,628	4,127
Total interest income	17,908	17,691	72,305	69,088

Interest expense:
Deposits	8,731	6,223	31,389	19,484
Advances from the Federal Home Loan Bank	1,569	1,854	6,899	6,636
Advances from the Federal Reserve Bank	384	154	2,173	183
Securities sold under agreements to repurchase	15	46	152	154
Total interest expense	10,699	8,277	40,613	26,457

Net interest income	7,209	9,414	31,692	42,631
Provision (reversal of provision) for credit losses	51	144	73	(3)

Net interest income after provision (reversal of provision) for credit losses	7,158	9,270	31,619	42,634

Noninterest income:
Service and other fees	285	305	1,170	1,327
Income on bank-owned life insurance	257	227	1,007	855
Net gain on sale of loans	—	—	19	10
Other	200	71	415	279
Total noninterest income	742	603	2,611	2,471

Noninterest expense:
Salaries and employee benefits	5,181	5,109	19,787	20,832
Occupancy	1,539	1,709	6,858	6,910
Equipment	1,320	1,278	5,307	5,156
Federal deposit insurance premiums	386	245	1,667	982
Other general and administrative expenses	2,474	1,137	7,325	4,388
Total noninterest expense	10,900	9,478	40,944	38,268

(Loss) Income before income taxes	(3,000)	395	(6,714)	6,837
Income tax (benefit) expense	(1,276)	61	(2,415)	1,810
Net (loss) income	$(1,724)	$334	$(4,299)	$5,027

Basic (loss) earnings per share	$(0.20)	$0.04	$(0.50)	$0.58
Diluted (loss) earnings per share	$(0.20)	$0.04	$(0.50)	$0.57
Cash dividends declared per common share	$0.01	$0.05	$0.08	$0.74
Basic weighted-average shares outstanding	8,630,432	8,575,902	8,610,706	8,636,495
Diluted weighted-average shares outstanding	8,630,432	8,603,843	8,610,706	8,684,092

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$123,523	$126,659
Investment securities available for sale, at fair value	18,492	20,171
Investment securities held to maturity, at amortized cost (fair value of $513,499 and $568,128 at December 31,2024 and 2023, respectively)	645,669	685,728
Loans receivable	1,286,662	1,308,552
Allowance for credit losses	(5,114)	(5,121)
Loans receivable, net of allowance for credit losses	1,281,548	1,303,431
Federal Home Loan Bank stock, at cost	8,542	12,192
Federal Reserve Bank stock, at cost	3,189	3,180
Accrued interest receivable	5,800	6,105
Premises and equipment, net	7,278	7,185
Right-of-use asset, net	12,523	12,371
Bank-owned life insurance	49,645	48,638
Income taxes receivable	2,082	344
Deferred income tax assets, net	1,877	2,457
Prepaid expenses and other assets	9,547	8,211
Total assets	$2,169,715	$2,236,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,717,663	$1,636,604
Advances from the Federal Home Loan Bank	160,000	242,000
Advances from the Federal Reserve Bank	—	50,000
Securities sold under agreements to repurchase	—	10,000
Accounts payable and accrued expenses	19,403	23,334
Lease liability	17,967	17,297
Advance payments by borrowers for taxes and insurance	6,331	6,351
Total liabilities	1,921,364	1,985,586

Stockholders' Equity:
Preferred stock, $0.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 8,832,210 and 8,826,613 shares at December 31, 2024 and 2023, respectively	88	88
Additional paid-in capital	48,367	48,022
Unearned ESOP shares	(1,957)	(2,447)
Retained earnings	206,693	211,644
Accumulated other comprehensive loss	(4,840)	(6,221)
Total stockholders’ equity	248,351	251,086
Total liabilities and stockholders’ equity	$2,169,715	$2,236,672

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2024	2023
Performance Ratios (annualized):
Return on average assets	-0.32%	0.06%
Return on average equity	-2.75%	0.53%
Net interest margin on average interest earning assets	1.39%	1.78%
Efficiency ratio (1)	137.09%	94.62%

	At	At
	December	December
	31, 2024	31, 2023
Selected Balance Sheet Data:
Book value per share (2)	$28.12	$28.45
Stockholders' equity to total assets	11.45%	11.23%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$1,219	$227
Non-performing assets (3)	$1,933	$2,260
Allowance for credit losses	$5,114	$5,121
Non-performing assets to total assets	0.09%	0.10%
Allowance for credit losses to total loans	0.40%	0.39%
Allowance for credit losses to non-performing assets	264.56%	226.59%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned. Amounts are net of charge-offs